Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-226457) pertaining to the Autolus Limited 2017 Share Option Plan and Autolus Therapeutics plc 2018 Equity Incentive Plan,
(2)Registration Statement (Form F-3 No. 333-258556) of Autolus Therapeutics plc and in the related Prospectus,
(3)Registration statement (Form F-3 No. 333- 264304) of Autolus Therapeutics plc and in the related Prospectus, and
(4)Registration statement (Form F-3 No. 333- 264650) of Autolus Therapeutics plc and in the related Prospectus of our report dated March 7, 2023, with respect to the consolidated financial statements of Autolus Therapeutics plc included in this Annual Report (Form 20-F) of Autolus Therapeutics plc for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Reading, United Kingdom
March 7, 2023